Exhibit A 5 i

Item 8. Changes in and Disagreements with Accountants for Open-End Management Investment Companies (Unaudited)

(a) BNY Mellon Small Cap Multi-Strategy Fund and BNY Mellon International Fund (each, a “Fund” and collectively, the “Funds”) are series of BNY Mellon Funds Trust (the “Trust”). On October 20, 2026, KPMG LLP (“KPMG”) was notified that it would be dismissed as the independent registered public accounting firm for the Funds effective upon (i) completion of KPMG’s audit of the Funds’ financial statements to be included in the Funds’ Annual Report on Form N-CSR (the “2026 Annual Report”) and (ii) the issuance of KPMG’s report on the same. KPMG’s dismissal as the Funds’ independent registered public accounting firm was effective on Octo- ber 29, 2026, which is the date KPMG issued their report on their audit of the Funds’ financial statements to be included in the 2026 Annual Report.

During the fiscal years ended August 31, 2026 and August 31, 2025, and the subsequent interim period through October 29, 2026, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with KPMG’s reports on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The audit reports of KPMG on the financial statements of each Fund as of and for the fiscal years ended August 31, 2025 and August 31, 2024 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Funds provided KPMG with a copy of the foregoing disclosures and has requested that KPMG furnish the Funds with a letter addressed to the U.S. Securities and Exchange Commission (the “SEC”) stating whether KPMG agrees with the above statements. A copy of the letter from KPMG is filed as an Exhibit to this Form N-CSR.

(b) At a meeting held on October 20, 2026, the Audit Committee and Board of the Trust approved the appointment of Ernst & Young LLP (“EY”) as each Fund’s independent registered public accounting firm effective upon (i) the completion of KPMG’s audit of the Funds’ 2026 Annual Report and (ii) issuance of the same. EY serves as the independent registered public accounting firm for all funds in the BNY Mellon Family of Funds. Accordingly, a change in each Fund’s independent registered public accounting firm was deemed to occur as of October 29, 2026 upon the completion and issuance of KPMG’s audit of the Funds’ 2026 Annual Report.